EXHIBIT 3.4
                                PERSONAL GUARANTY


         THIS PERSONAL GUARANTY (the "GUARANTY") is made and entered into as of December__, 2000, by RACHAMIM SIROMMACHOFF, whose address is 9911 West Pico Blvd., Suite 630, Los Angeles, California 90035 (the "GUARANTOR"), in favor of BP SOFTWARE, LTD., A TEXAS LIMITED PARTNERSHIP, whose address is 15851 Dallas Parkway, Suite 1120, Addison, Texas 75001 ("BP" or "GUARANTEED PARTY"), with reference to the following facts:

                                 R E C I T A L S

         WHEREAS, Guaranteed Party is the Holder under that certain Secured Non-Recourse Promissory Note of even date herewith ("NOTE"), under which Future Arts, Ltd., an Israeli corporation ("FUTURE ARTS"), is the Maker, which Note represents Future Arts' obligation to pay the purchase price for four million (4,000,000) shares of common stock in recordLab Corporation currently owned beneficially and of record by BP ("SUBJECT SHARES"), which is being sold by BP to Future Arts pursuant to that certain Contract for the Private Sale of Stock of even date herewith by and between BP and Future Arts ("STOCK PURCHASE AGREEMENT"); and,

         WHEREAS, subject to certain specified exceptions, the Note is non-recourse as to Future Arts, but secured by a Stock Pledge and Security Agreement of even date herewith ("STOCK PLEDGE"); and,

         WHEREAS, Guaranteed Party has agreed to sell the Subject Shares pursuant to the Stock Purchase Agreement and accept the Note, subject to the Stock Pledge, Guarantor agrees to execute and deliver this Guaranty to Guaranteed Party.

         NOW THEREFORE, in consideration of the foregoing, and as material inducement to Guaranteed Party to sell the Subject Shares to Future Arts and accept the Note, Guarantor hereby jointly, severally, and absolutely, presently, continually, unconditionally and irrevocably guaranties the prompt payment by Future Arts of all sums payable by Future Arts under the Stock Purchase Agreement and the Note and the faithful and prompt performance by Future Arts of each and every one of the terms and conditions of Stock Purchase Agreement, the Note and the Stock Pledge to be performed by Future Arts, and further agrees as follows:
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                                A G R E E M E N T

1. It is specifically agreed and understood that the Stock Purchase Agreement, Note and Stock Pledge (collectively the"GUARANTEED OBLIGATIONS") may be altered, affected, modified, amended, compromised, released or otherwise changed by agreement between Guaranteed Party and Future Arts, or by course of conduct, without notice to Guarantor or Guarantor's consent and Guarantor does guaranty and promise to perform all of the obligations of Future Arts under the Guaranteed Obligations, as so altered, affected, modified, amended, compromised, released or changed, and that this guaranty shall thereupon and thereafter guaranty the payment and performance of the Guaranteed Obligations, as so changed, modified, amended, compromised, released, or altered.

2. This guaranty shall not be released, modified or affected by failure or delay on the part of Guaranteed Party to enforce any of the rights or remedies of Guaranteed Party under the Guaranteed Obligations, whether pursuant to the terms thereof or at law or in equity, or by any release of any person liable or any other guarantor, including without limitation, any other guarantor named herein.

3. Each Guarantor's liability under this Guaranty shall continue until all of the Guaranteed Obligations have been satisfied in full. If all or any portion of Future Arts' obligations under the Guaranteed Obligations are paid or performed by Future Arts, the obligations of guarantor hereunder shall, nevertheless, continue to remain in full force and effect if all or any part of such payment(s) or performance(s) is avoided or recovered, directly or indirectly, from Guaranteed Party as a preference, fraudulent transfer or otherwise.

4. Each Guarantor warrants and represents to Guaranteed Party that such Guarantor now has and will continue to have full and complete access to any and all information concerning the Guaranteed Obligations, the value of the assets owned or to be acquired by Future Arts, Future Arts's financial status and its ability to pay and perform the obligations owed to Guaranteed Party under the the Guaranteed Obligations. Each guarantor further warrants and represents that such Guarantor is fully informed of the remedies Guaranteed Party may pursue, with or without notice to Future Arts, in the event of default under the Guaranteed Obligations. Guarantor shall keep fully informed as to all aspects of Future Arts' financial condition and the performance of the Guaranteed Obligations.

5. Each Guarantor hereby covenants and agrees with Guaranteed Party that if Future Arts defaults at any time in the payment of any sums due under the Guaranteed Obligations, or in the performance of any other obligation of Future Arts under the Guaranteed Obligations, Guarantor shall and will forthwith upon demand pay such sums, and any arrears thereof, to Guaranteed Party in legal currency of the United States of America for payment of public and private debts, and take all other actions necessary to cure such default and perform such obligations of Future Arts.

6. The liability of Guarantor under this Guaranty is a guaranty of payment and performance and not of collectibility, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or the pursuit by Guaranteed Party of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise.

7. Guarantor hereby waives and agrees not to assert or take advantage of to the extent permitted by law:
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         (i)      all notices to Guarantor, to Future Arts, or to any other
                  person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension, assignment, modification or accrual of any of the obligations owed to Guaranteed Party under the the Guaranteed Obligations, except to the extent set forth in Paragraph 9 hereof, enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto;

         (ii)     notice of acceptance of this Guaranty;

         (iii)    demand for payment, presentation and protest;

         (iv) any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof;

         (v) any right or defense that may arise by reason of the incapability, lack or authority, suspension or dissolution of Future Arts or any other person; and

         (vi) all principles or provisions of law which conflict with the terms of this Guaranty.

Each Guarantor further agrees that Guaranteed Party may enforce this Guaranty upon the occurrence of a default under the Guaranteed Obligations notwithstanding any dispute between Guaranteed Party and Future Arts with respect to the existence of said default or performance of the obligations under the Guaranteed Obligations, or any counterclaim, set-off or other claim which Future Arts may allege against Guaranteed Party with respect thereto. Moreover, Guarantor agrees that Guarantor's obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of Future Arts or another guarantor.

8. Guarantor agrees that Guaranteed Party may enforce this Guaranty without the necessity of proceeding against Future Arts or any other guarantor. Guarantor hereby waives the right to require Guaranteed Party to proceed against Future Arts, to proceed against any other guarantor, to exercise any right or remedy under the Guaranteed Obligations or to pursue any other remedy or to enforce any other right.

(a) Guarantor agrees that nothing contained herein shall prevent Guaranteed Party from exercising any rights available to it under the Guaranteed Obligations and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor. Without limiting the generality of the foregoing, each Guarantor hereby expressly waives any and all benefits under California CIVIL CODE Sections 2800, 2810, 2819, 2845, 2847, 2848, 2849 and 2850.


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(b) Guarantor agrees that Guarantor shall have no right of subrogation against
Future Arts or any right of contribution against any other guarantor unless and until all amounts due under the the Guaranteed Obligations have been satisfied. Guarantor further agrees that, to the extent the waiver of Guarantor's rights of subrogation and contribution as set forth herein are found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subordination Guarantor may have against Future Arts shall be junior and subordinate to any rights Guaranteed Party may have against Future Arts, and any rights of contribution such Guarantor may have against any other guarantor shall be junior and subordinate to any rights Guaranteed Party may have against such other guarantor.

(c) To the extent any dispute exists at any time as to Guarantor's right to contribution or otherwise, Guarantor agrees to indemnify, defend and hold Guaranteed Party harmless from and against any loss, damage, claim, demand, cost or any other liability (including, without limitation, reasonable attorneys' fees and costs) Guaranteed Party may suffer as a result of such dispute.

(d) The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Future Arts or any defense which Future Arts may have by reason of order, decree or decision of any court or administrative body resulting from any such case. Guaranteed Party shall have the sole right to accept or reject any plan on behalf of each Guarantor proposed in such case and to take any other action which such Guarantor would be entitled to take, including without limitation, the decision to file or not file a claim. Each Guarantor acknowledges and agrees that any payment which accrues under the Guaranteed Obligations after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceedings, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantor's obligations hereunder because it is the intention of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Future Arts of any of its liability or responsibility under the Guaranteed Obligations. Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, or assignee for the benefit of creditors, or similar person, to pay Guaranteed Party, or allow the claim of Guaranteed Party in respect of, any such payment accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Guaranteed Party such Guarantor's right to receive any payments from any trustee in bankruptcy, receiver, debtor-in-possession, or assignee for the benefit of creditors, or similar person, by way of dividend, adequate protection payment or otherwise.

9. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered or sent by first-class mail, postage pre-paid, addressed to the other party at its respective address set forth in the introductory paragraph hereto and shall be deemed to have been given, rendered or made on the day it is hand-delivered or the third business day after the day it is so mailed. By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for such party.
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10. Guarantor represents and warrants to Guaranteed Party as follows:

(a) No consent of any other person, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been duly executed and delivered by Guarantor, and constitutes the legally valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

(b) The execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of such Guarantor's assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of such guarantor's property, assets or revenues pursuant to the provision of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

11. This Guaranty shall be binding upon Guarantor, Guarantor's heirs, representatives, administrative, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Guaranteed Party, its successors, endorsees and assigns. Any married person executing this Guaranty agrees that recourse may be had against community assets and against his or her separate property for the satisfaction of all obligations herein guaranteed.

12. In the event of any dispute or litigation regarding the enforcement of validity of this Guaranty, Guarantor shall be obligated to pay all charges, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Guaranteed Party, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment.

13. This Guaranty shall be governed by and construed in accordance with the laws of the State of California, and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the Courts of California.

14. Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the Guaranteed Obligations, nor the non-offending terms and conditions of this Guaranty, which shall be and remain binding and enforceable on the parties to any such affected agreement.

15. This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

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16. No failure or delay on the part of Guaranteed Party to exercise any power, right or privilege under this Guaranty shall impair any such power, right or privilege, or be construed to be a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. This Guaranty shall constitute the entire agreement between each Guarantor and the Guaranteed Party with respect to the subject matter hereof. No provision of this Guaranty or right of Guaranteed Party hereunder may be waived nor may any Guarantor be released from any obligation hereunder except by a writing duly executed by the general partner or an authorized officer of Guaranteed Party.

18. The liability of Guarantor and all rights, powers and remedies of Guaranteed Party hereunder and under any other agreement now or at any time hereafter in force between Guaranteed Party and Guarantor relating to the Guaranteed Obligations shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Guaranteed Party by law.

         IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

DATED: December 4, 2000             GUARANTOR:


                                    By:
                                    NAME:  /S/ RACHAMIM SIROMMACHOFF